Exhibit 99.1

For Immediate Release

February 3, 2011

OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS YEAR END RESULTS.

Chino, California… The Board of Directors of Chino Commercial Bancorp, the parent company of Chino Commercial Bank NA, announced the results of operations for the Bank and the consolidated holding company for the three and twelve months ended December 31, 2010. For the full year ended December 31, 2010 the company posted a consolidated net income of $305,301, a decrease of 12.9% from net income of $350,671 for 2009. Net income for the quarter ended December 31, 2010 decreased 11.2% to $55,781 from $62,793 for quarter ended December 31, 2009. Net income per basic share for the year ended December 31, 2010 was $0.42, a 16.0% decrease from $0.50 per share for the year ended December 31, 2009. Net income per fully diluted share for fiscal year 2010 was $0.42 a 12.5% decrease from $0.48 per diluted share for fiscal year 2009. Similarly, earnings per diluted share for the fourth quarter ended December 31, 2010 were $0.07, as compared to $0.08 per diluted share for the fourth quarter of 2009.

 Dann H. Bowman, President and Chief Executive Officer stated, “2010 was an exciting year for the Bank, with the opening of a new branch office in Rancho Cucamonga, and the purchased of a new headquarters building in Chino. Net earnings remained relatively strong during the year, with the Bank posting positive earnings each quarter. Recently, a number of loans were downgraded; however, at year-end the Bank had only one delinquent loan.”

Financial Condition

Total deposits increased by 11.6% to $103.0 million at December 31, 2010 a substantial increase from $92.3 million at December 31, 2009. Core deposits increased 15.9%, from $74.7 million at December 31, 2009 to $86.6 million at December 31, 2010. The Bank’s core deposits to total deposits remains at a very favorable 84.1%.

At December 31, 2010, total assets were $113.9 million, an increase of $10.4 million or 10.0% from December 31, 2009.

Gross loans declined slightly to $60.5 million at December 31, 2010 from $61.4 million at December 31, 2009, or a decrease of 1.4%, while total investments increased to $40.8 million from $33.3 million at December 31, 2009, a 22.7% increase.

The level of “non-performing” loans increased during the year from $1,493,919 to $4,167,573 or 6.86% of ending loans. Many of these loans have been graded as non-performing based on information contained in the borrower’s income tax returns. At year-end all of the non-performing loans except one, were current on their scheduled payments. At year-end the Bank had only one loan which was more than 30 days delinquent for $440,723.

            The level of loan charge-offs increased during the year from $205,387 in 2009 to $616,842 in 2010, or an increase of $411,455. It is important to note however, that of the charge-offs taken in 2010 $444,656 were charge-offs against loans that were paying as agreed. In many cases these charge-offs were taken to reflect reduced real estate collateral values.

Earnings

The Company posted net interest income of $3,892,775 for the year ended December 31, 2010 as compared to $3,725,014 for the year ended December 31, 2009. Average interest-earning assets were $100.2 million with average interest-bearing liabilities of $65.2 million yielding a net interest margin of 3.89% for the year ended December 31, 2010 as compared to average interest-bearing assets of $84.5 million with average interest-bearing liabilities of $51.4 million yielding a net interest margin of 4.41% for the year ended December 31, 2009. The 52 basis points decrease in the net interest margin was primarily the effect of downward re-pricing of the benchmark for Federal funds rate and related Prime rate.

The Bank posted net interest income of $957,354 for the three months ended December 31, 2010 as compared to $992,405 for the three months ended December 31, 2009. Average interest-earning assets were $99.6 million with average interest-bearing liabilities of $64.4 million yielding a net interest margin of 36.81% for the fourth quarter of 2010 as compared to average interest-bearing assets of $58.6 million with average interest-bearing liabilities of $58.6 million yielding a net interest margin of 4.23% for the three months ended December 31, 2009.

Non-interest income totaled $1,450,738, or an increase of 34.6% from $1, 077,558 earned during the year ended December 31, 2009. Service charges on deposit accounts increased $181,353, or 18.4% to $1,166,555 due to higher volume of returned items activity. Other miscellaneous income increased from $15,537 in 2009 to $207,499 for the year ended December 31, 2010 due to gain on sale of foreclosed equipment totaling $127,840 and a gain on sale of OREO netting at $51,700 for the year ended December 31, 2010

Non-interest income for the quarter ended December 31, 2010 totaled $412,987 or a 36.7% increase from the fourth quarter of 2009. Service charges on deposit accounts similarly increased 8.4% to $304,249 due to increase in the volume of overdraft and return item charges.

            General and administrative expenses were $1,059,485 for the three months ended December 31, 2010 or an increase of 23.2% as compared to $860,294 for the three months ended December 31, 2009. General and administrative expenses were $4,138,816 for the year ended December 31, 2010 as compared to $3,506,534 for the year ended December 31, 2009. The largest component of general and administrative expenses was salary and benefits expense which totaled $555,760 for the three months ended December 31, 2010 as compared to $516,093 for the three months ended December 31, 2009. Salary and benefits expense were $2,193,710 for the year ended December 31, 2010 as compared to $1,899,192 for the year ended December 31, 2009. The increase in Salaries and benefits expenses for the year was reflective of an increase in staff due to addition of a third branch located in Rancho Cucamonga.

            The consolidated Company’s income tax expense was $15,319 for the three months ended December 31, 2010 as compared to $24,040 for the three months ended December 31, 2009. Income tax expenses were $129,644 for the year ended December 31, 2010 as compared to $166,319 for the year ended December 31, 2009. The effective income tax rate for 2010 and 2009 was approximately 30% and 32%, respectively.

Headquarters Relocation

            On January 10, 2011 Chino Commercial Bank and Chino Commercial Bancorp relocated their respective headquarters from 14345 Pipeline Avenue, Chino, CA to 14245 Pipeline Avenue, Chino, CA. The move was as a result of the purchase of the new headquarters building.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
December 31, 2010 and December 31, 2009

	December 31, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$3,041,114	$3,089,300
Federal Funds Sold	50,010	0
Total cash and cash items	3,091,124	3,089,300

Interest-bearing deposits in other banks	23,988,769	25,433,602
Investment securities available for sale	4,706,994	5,567,855
Investment securities held to maturity (fair value approximates
$12,302,000 at December 31, 2010 and $2,332,000 at December 31, 2009)	12,153,915	2,291,962
Total investments	40,849,678	33,293,419
Loans
Real estate	51,471,179	50,931,354
Commercial	8,411,117	9,621,310
Installment	638,157	855,564
Gross loans	60,520,453	61,408,228
Unearned fees and discounts	(27,204)	(17,887)
Loans net of unearned fees and discount	60,493,249	61,390,341
Allowance for loan losses	(1,442,153)	(1,277,526)
Net loans	59,051,096	60,112,815

Accrued interest receivable	382,943	326,206
Restricted stock	626,250	677,650
Fixed assets, net	6,342,670	3,100,183
Other real estate owned	516,534	24,861
Prepaid & other assets	3,072,683	2,956,242
Total assets	$113,932,978	$103,580,676

LIABILITIES:
Deposits
Non-interest bearing	$41,909,584	$35,872,495
Interest Bearing
NOW and money market	36,241,586	31,148,654
Savings	2,085,092	1,003,290
Time deposits less than $100,000	6,377,430	6,722,558
Time deposits of $100,000 or greater	16,385,864	17,541,461
Total deposits	102,999,556	92,288,458

Accrued interest payable	104,967	125,823
Borrowings from Federal Home Loan Bank (FHLB)	0	994,000
Accrued expenses & other payables	700,046	612,667
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	106,897,569	97,113,948
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 749,760 shares and 699,061 shares at December 31,
2010 and December 31, 2009, respectively.	2,769,437	2,498,664
Retained earnings	4,190,207	3,884,907
Accumulated other comprehensive income	75,765	83,157
Total stockholders' equity	7,035,409	6,466,728
Total liabilities & stockholders' equity	$113,932,978	$103,580,676

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the year ended
	December 31		December 31
	2010	2009	2010	2009
Interest income
Investment securities and due from banks	$ 183,745	$ 180,119	$ 803,075	$ 783,094
Interest on Federal funds sold	10	0	10	102
Interest and fee income on loans	1,013,777	1,104,535	4,185,291	4,093,537
Total interest income	1,197,532	1,284,654	4,988,376	4,876,733
Interest expense
Deposits	189,210	241,253	891,176	947,017
Other borrowings	50,968	50,996	204,425	204,702
Total interest expense	240,178	292,249	1,095,601	1,151,719
Net interest income	957,354	992,405	3,892,775	3,725,014
Provision for loan losses	239,756	347,343	769,752	779,048
Net interest income after
provision for loan losses	717,598	645,062	3,123,023	2,945,966
Non-interest income
Service charges on deposit accounts	304,249	280,645	1,166,555	985,202
Other miscellaneous income	88,281	1,594	207,499	15,537
Dividend income from restricted stock	2,892	2,825	7,310	9,430
Income from bank-owned life insurance	17,565	17,011	69,374	67,389
Total non-interest income	412,987	302,075	1,450,738	1,077,558
General and administrative expenses
Salaries and employee benefits	555,760	516,093	2,193,710	1,899,192
Occupancy and equipment	120,825	80,332	436,964	322,854
Data and item processing	92,287	67,826	355,520	286,726
Advertising and marketing	39,626	14,538	63,119	64,107
Legal and professional fees	67,365	43,992	280,918	181,892
Regulatory assessments	60,361	52,982	222,599	220,652
Insurance	10,047	8,595	37,997	32,135
Directors' fees and expenses	16,518	17,516	67,477	72,136
Other expenses	96,696	58,420	480,512	426,840
Total general & administrative expenses	1,059,485	860,294	4,138,816	3,506,534
Income before income tax expense	71,100	86,843	434,945	516,990
Income tax expense	15,319	24,050	129,644	166,319
Net income	$ 55,781	$ 62,793	$ 305,301	$ 350,671
Basic earnings per share	$ 0.07	$ 0.09	$ 0.42	$ 0.50
Diluted earnings per share	$ 0.07	$ 0.08	$ 0.42	$ 0.48

CHINO COMMERCIAL BANCORP

Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	December 31, 2010	December 31, 2009
Non-performing loans	$ 4,167,573	$ 1,493,919
Non-performing loans to total loans	6.89%	2.43%
Non-performing loans to total assets	3.66%	1.44%
Allowance for loan losses to gross loans	2.38%	2.08%

OTHER PERIOD-END STATISTICS
(unaudited)	December 31, 2010	December 31, 2009
Shareholders equity to total assets	6.18%	6.24%
Loans to deposits	58.76%	66.54%
Non-interest bearing deposits to total deposits	40.69%	38.87%

	For the three months ended		For the year ended
	December 31		December 31
	2010	2009	2010	2009
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	3.30%	4.08%	4.61%	5.67%
Return on average assets	0.20%	0.24%	0.27%	0.37%
Net interest margin	3.81%	4.23%	3.89%	4.42%
efficiency ratio	77.32%	66.46%	77.45%	73.01%
Net chargeoffs to average loans	0.18%	0.32%	1.00%	0.36%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 114,296	$ 103,811	$ 114,292	$ 94,489
Average interest-earning assets	$ 99,566	$ 93,160	$ 100,173	$ 84,513
Average gross loans	$ 59,900	$ 61,729	$ 60,679	$ 56,450
Average deposits	$ 103,195	$ 93,342	$ 102,776	$ 83,764
Average equity	$ 6,770	$ 6,172	$ 6,630	$ 6,193